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                                                                    EXHIBIT 99.1

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of
 Infonet Services Corporation
El Segundo, California

      We have audited the consolidated financial statements of Infonet Services Corporation and its subsidiaries as of March 31, 1998 and 1999, and for each of the three years in the period ended March 31, 1999, and have issued our report thereon dated June 14, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statements schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP

Los Angeles, California
June 14, 1999

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                                                                     SCHEDULE II

                 INFONET SERVICES CORPORATION AND SUBSIDIARIES

            VALUATION AND QUALIFYING ACCOUNTS (DOLLARS IN THOUSANDS)

                          BALANCE AT CHARGED TO CHARGED             BALANCE AT
                          BEGINNING  COSTS AND  TO OTHER              END OF
       DESCRIPTION        OF PERIOD   EXPENSES  ACCOUNTS DEDUCTIONS   PERIOD
       -----------        ---------- ---------- -------- ---------- ----------
Allowances for doubtful
 accounts and customer
 credits
 1997....................   $2,622     $1,013     $228      $244      $3,163
 1998....................    3,163      1,608      203       717       3,851
 1999....................    3,851      1,021      891       105       3,876